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                                                                    EXHIBIT 3.2




                           TRANSTEXAS GAS CORPORATION

                           CERTIFICATE OF DESIGNATION

                                      FOR

                                SERIES A SENIOR

                                PREFERRED STOCK

                       ---------------------------------

                            Pursuant to Section 303
            of the General Corporation Law of the State of Delaware

                       ---------------------------------


                  TransTexas Gas Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify that pursuant to the provisions of
Section 303 of the DGCL, the Corporation, pursuant to the Order dated February 7, 2000 of the United States Bankruptcy Court for the Southern District of Texas (the "Order") adopted the following resolution effective as of March 15, 2000 (the "Effective Time"), which resolution remains in full force and effect as of the Effective Time:

                  WHEREAS, the Corporation is authorized, pursuant to Section 303 of the DGCL, without further action by its directors or stockholders to put into effect and carry out the Order including making any change in its capital or capital stock;

                  WHEREAS, it is the desire of the Corporation, pursuant to such authority, to authorize and fix the terms of the series of Preferred Stock designated as Series A Senior Preferred Stock; and

                  WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 9 hereof;

                  NOW THEREFORE, be it resolved, that the terms and provisions of such series and all other right or preferences granted to or imposed upon such series or the holders thereof are as herein set forth:

                  1. Designation. Of the authorized but unissued shares of Preferred Stock, 328,667,820 shares are designated Series A Senior Preferred Stock (the "Senior Preferred Stock"). The Senior Preferred Stock will have a par value equal to $1.00 per share.

                  2. Rank. The Senior Preferred Stock shall, with respect to dividend rights or rights upon liquidation, dissolution and winding-up of the Corporation, rank junior to any series or class of the Corporation's stock hereafter issued that is expressly designated as ranking senior to the Senior Preferred Stock (the "Senior Stock"). The Series A Preferred Stock shall, with respect to dividend rights or rights upon liquidation, dissolution and winding-up of the Corporation, rank pari passu with any series or class of the Corporation's stock hereafter issued that is expressly designated as ranking pari passu with the Senior Preferred Stock (the "Pari



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Passu Stock"). The Senior Preferred Stock shall, with respect to dividend rights or rights upon liquidation, dissolution and winding-up of the Corporation, rank senior to the Corporation's Series A Junior Preferred Stock (the "Junior Preferred Stock"), the Corporation's Class A Common Stock (the "Class A Common Stock"), the Corporation's Class B Common Stock (which together with the Class A Common Stock shall be referred to as the "Common Stock") and any series or class of the Corporation's stock hereafter issued that is not expressly designated as Pari Passu Stock or Senior Stock (collectively, the "Junior Stock"). Subject to the restrictions contained in Sections 7 and 8 herein, this Certificate of Designation shall not be construed to prohibit the Corporation from authorizing or issuing, in accordance with its Certificate of Incorporation and Bylaws, as the same may be amended and in effect from time to time, any classes or series of equity securities of the Corporation ranking senior to or pari passu with the Senior Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution and winding-up of the Corporation or both.

                  3. Dividends.

                         (a) The holders of the shares of the Senior Preferred
Stock shall be entitled to be paid, when, as and if declared by the Board of Directors of the Corporation out of funds legally available for the payment of dividends, quarterly dividends at the rate equal to, (i) during the two year period commencing at the Effective Time, $0.10 per share per annum and, (ii) at any time thereafter, $0.0775 per share per annum, payable quarterly on March 15, June 15, September 15 and December 15 of each year, commencing June 15, 2000 (each, a "Dividend Payment Date"). If any Dividend Payment Date falls on a Saturday or Sunday or a day on which the banks are authorized to close in New York, New York, the applicable dividend shall be payable on the following business day. Except as otherwise provided in this Section 3, dividends shall be payable in cash. During the two year period commencing at the Effective Time, the Corporation, on a Dividend Payment Date, shall have the option to pay dividends, in whole or in part, in kind (the "PIK Dividends") in lieu of cash dividends at the rate equal to $0.20 per share per annum. The PIK Dividends shall be payable by issuing additional fully paid and nonassessable shares of Senior Preferred Stock at a rate of 0.20 of one share for each outstanding share of Senior Preferred Stock for which a dividend is payable, and the issuance of such additional shares shall constitute full payment of such dividend. Such dividends shall, if declared, be paid to the holders of record of the Senior Preferred Stock at the close of the business day on March 1, June 1, September 1 and December 1 of each year, commencing June 1, 2000. Each of such quarterly dividends shall be fully cumulative and shall accrue (whether or not declared), without interest, from the date of the immediately preceding Dividend Payment Date, except with respect to the first dividend payment which will accrue from the date of issuance of the Senior Preferred Stock. The amount of dividends payable on a Dividend Payment Date will be computed on the basis of a 360-day year of twelve 30-day months and will accrue on a daily basis. If, at the time of any Dividend Payment Date, the Corporation has failed to pay, or declare and set apart for payment dividends payable pursuant to the terms of any Senior Stock, the Corporation shall not pay or declare and set apart for payment any dividends payable on such Dividend Payment Date until all unpaid dividends on such Senior Stock shall have been paid or set apart for payment.

                         (b) As long as any shares of the Senior Preferred
Stock are outstanding and (i) dividends on the Senior Preferred Stock for any Dividend Payment Date shall not have been paid or declared and set apart for payment (ii) or the Redemption Price (as defined below)



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shall not have been paid on the Redemption Date (as defined below) pursuant to
Section 6, the Corporation shall not declare, pay or set apart for payment any dividends (other than a dividend payable in Junior Stock) on shares of any class of Junior Stock, or make any payment for, or set apart for payment for, the purchase, redemption, retirement or other acquisition of any shares of any class of Junior Stock. As long as any shares of the Senior Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividends on the Senior Preferred Stock or any Parri Passu Stock unless all declared and unpaid dividends on such Senior Preferred Stock and Parri Passu Stock have been paid or declared and set apart for payment. In the event that all dividends are not paid in full on the Senior Preferred Stock or any Parri Passu Stock in accordance with the terms thereof, all dividends declared on the Senior Preferred Stock and such Parri Passu Stock shall be declared and paid ratably in proportion to the amounts which would be payable on all such shares if all dividends thereon were declared and paid in full in accordance with the terms therein.

                  4. Liquidation Preference.

                         (a) Subject to the rights of holders of any Senior
Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holder of each share of the Senior Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount equal to $1.00 for each share of Senior Preferred Stock then held by such holder plus an amount equal to the aggregate of all dividends not paid on a Dividend Payment Date pursuant to Section 3 through the date of payment (whether or not earned or declared and whether or not there are funds legally available for the payment of dividends) (such amount being herein called the "Liquidation Preference") before any payment shall be made or any assets distributed to the holders of any Junior Stock. If the assets of the Corporation are not sufficient to pay in full the payments payable to the holders of outstanding shares of Senior Preferred Stock and any Pari Passu Stock upon the liquidation, dissolution or winding up of the affairs of the Corporation, then the holders of all such shares shall share on a pro rata basis with all other holders of shares of Senior Preferred Stock and Pari Passu Classes in such distribution of assets in proportion to the Liquidation Preference of the respective shares.

                         (b) For the purposes of this Section 4, the voluntary
sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation and the consolidation or merger of the Corporation with or into one or more other corporations or other entities shall be deemed to be a liquidation, dissolution or winding up of the Corporation, voluntarily or involuntarily, except in the case of a merger where the Corporation is the surviving corporation and the shareholders of the Corporation immediately prior to such merger collectively own at least a majority of the voting stock of the surviving corporation in such merger.

                  5. Conversion.

                         (a) Mandatory Conversion.

                           (i) If either (1) more than 75 million shares of
                  Senior Preferred Stock are outstanding at any time after the sixth anniversary of the Effective Time or (2) the Corporation fails to pay dividends in accordance with Section 3 herein on any two Dividend Payment Dates, one-half of the outstanding shares of Senior Preferred Stock




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                  shall be automatically converted into fully paid and
                  non-assessable shares of Class A Common Stock at the rate of
                  0.3461 Class A Common Shares for each $1.00 of liquidation preference (the "Conversion Ratio") of the shares of Senior Preferred Stock so converted. Any shares of Senior Preferred Stock converted pursuant to this provision shall be allocated among the holders to the Senior Preferred Stock on a pro rata basis.

                           (ii) Upon the occurrence of the event specified in
                  Section 5(a)(i) above, the outstanding shares of Senior Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Senior Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder thereof notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Senior Preferred Stock, the holders of Senior Preferred Stock shall surrender the certificates representing each share of Senior Preferred Stock ("Old Certificates") at the office of the Corporation or any transfer agent for the Senior Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, (1) a certificate or certificates for the number of shares of Class A Common Stock into which the shares of Senior Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and (2) a certificate or certificates for one-half of the number of shares of Senior Preferred Stock represented by the Old Certificates surrendered by such holder.

                         (b) Adjustments to Conversion Ratio.

                           (i) Adjustment for Stock Splits and Combinations. If
                  the Corporation shall at any time or from time to time after the date that the first share of Senior Preferred Stock is issued (the "Original Issue Date"), effect a subdivision of the outstanding Class A Common Stock without a corresponding subdivision of the Senior Preferred Stock, the Conversion Ratio in effect immediately before that subdivision shall be proportionately increased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Class A Common Stock into a smaller number of shares without a corresponding combination of the Senior Preferred Stock, the Conversion Ratio in effect immediately before the combination shall be proportionately decreased. Any adjustment under this Section 5(b)(i) shall become effective at the close of business on the date the subdivision or combination becomes effective.


                           (ii) Adjustment for Common Stock Dividends and
                  Distributions. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Class A Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Class A Common Stock, in each such event the Conversion Ratio that is then in effect shall be increased as of the time of such issuance or, in the event such record date is




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                  fixed, as of the close of business on such record date, by multiplying the Conversion Ratio then in effect by a fraction
                  (1) the numerator of which is the total number of shares of Class A Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, as applicable, plus the number of shares of Class A Common Stock issuable in payment of such dividend or distribution, and (2) the denominator of which is the total number of shares of Class A Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Ratio shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Ratio shall be adjusted pursuant to this Section 5(b)(ii) to reflect the actual payment of such dividend or distribution.

                           (iii) Adjustments for Other Dividends and
                  Distributions. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Class A Common Stock entitled to receive, a dividend or other distribution payable in (1) securities of the Corporation other than shares of Class A Common Stock (including rights to purchase securities or property), (2) evidences of indebtedness of the Corporation or (3) assets of the Corporation (other than cash dividends or distributions paid out of earnings or retained surplus of the Corporation), in each such event provision shall be made so that the holders of the Senior Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Class A Common Stock receivable thereupon, the amount of other securities, evidences of indebtedness or assets of the Corporation which they would have received had their Senior Preferred Stock been converted into Class A Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Senior Preferred Stock or with respect to such other securities, evidences of indebtedness or assets by their respective terms.


                           (iv) Adjustment for Reclassification, Exchange and
                  Substitution. If at any time or from time to time after the Original Issue Date, the Class A Common Stock issuable upon the conversion of the Senior Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise or in case of any reorganization, consolidation or merger of the Corporation with or into another corporation in which the Corporation is not the surviving corporation or any sale or transfer of all or substantially all of the assets of the Corporation (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5), in any such event each holder of Senior Preferred Stock shall have the right thereafter to convert such stock, to the extent convertible, into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Class A Common Stock into which such shares of Senior Preferred Stock could have been converted immediately prior to such recapitalization,



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                  reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                           (v) Adjustment for Sales of Common Stock Below
                  Market Price. If the Corporation shall issue any additional shares of Class A Common Stock (other than as provided in Sections 5(b)(i) through 5(b)(iv) above) at a price per share less than the then current Market Price per share of Class A Common Stock (as of the date of such issuance), then the Conversion Ratio shall be increased by multiplying the Conversion Ratio by a fraction of which (i) the numerator shall be the current market price, and (ii) the denominator shall be (A) the sum of (1) the number of shares of Class A Common Stock outstanding immediately prior to the issuance of such additional shares of Class A Common Stock multiplied by the current market price and (2) the aggregate consideration, if any, received and deemed received by the Corporation upon the issuance of such additional shares of Class A Common Stock (B) divided by the total number of shares of Class A Common Stock outstanding immediately after the issuance of such additional shares of Class A Common Stock.

                           (vi) Notice of Adjustment. In each case of an
                  adjustment or readjustment of the Conversion Ratio for the number of shares of Class A Common Stock or other securities, evidences of indebtedness or assets issuable upon conversion of the Senior Preferred Stock, if the Senior Preferred Stock is then convertible pursuant to this Section 5, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Senior Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Corporation for any additional shares of Class A Common Stock issued or sold or deemed to have been issued or sold, (2) the Conversion Ratio at the time in effect, (3) the number of additional shares of Class A Common Stock and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Senior Preferred Stock.

                         (c) No Fractional Securities. No fractional shares of
Class A Common Stock shall be issued upon conversion of shares of Senior Preferred Stock. Instead of any fractional shares of Common which would otherwise be issuable upon conversion of any share or shares of Senior Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in such amount as the Board of Directors of the Corporation shall in good faith determine.

                         (d) Taxes. If a holder converts shares of Senior
Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of securities of the Corporation to the holder upon the conversion. The holder shall pay any such tax due because any shares are issued in a name other than the holder's.

                         (e) Reservation of Shares. The Corporation shall at
all times reserve out of its authorized but unissued shares of Class A Common Stock, or such shares held in treasury, enough of such shares to permit the conversion of all of the Senior Preferred Stock then



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outstanding into shares of Class A Common Stock issuable upon such conversion.
All shares of Class A Common Stock issued upon due conversion of shares of Senior Preferred Stock shall be validly issued, fully paid and non-assessable.


                  6. Redemption.

                         (a) Mandatory Redemption. Subject to the provisions of
Section 5, the Corporation shall redeem the outstanding shares of Senior Preferred Stock on the sixth anniversary of the Effective Time at an amount equal to 100% of the Liquidation Preference per share.

                         (b) Optional Redemption. At any time and from time to
time after the Effective Time, if all of the Corporation's 15% Senior Secured Notes due 2005 have been retired, the Corporation may redeem all or any portion of the then outstanding Senior Preferred Stock. Such redemption shall be for an amount in cash initially equal to $0.88 per share (the "Optional Redemption Price") plus the aggregate of all dividends not paid on a Dividend Payment Date in accordance with the provisions of this Section 6. The Optional Redemption Price shall be increased on the 15th day of each month following the Effective Time by $.005 per share; provided, however, that the Optional Redemption Price shall not exceed 100% of the Liquidation Preference per share.

                         (c) Redemption Procedure. If the Corporation shall
determine to redeem less than all shares of the Senior Preferred Stock then outstanding pursuant Section 6(a), (i) the shares to be redeemed shall be selected pro rata (or as nearly as may be) so that the number of shares redeemed from each holder shall bear the same proportion to all the shares to be redeemed that the total number of shares then held by such holder bears to the total number of shares then outstanding or (ii) the shares to be redeemed shall be selected by lot.

                         (d) Notice. Notice of every redemption pursuant to
this Section 6 shall be mailed, first class, postage prepaid, not less than 20 nor more than 60 days prior to the date fixed for redemption (the "Redemption Date"), to each holder's address as it appears on the books of the Corporation. Each such notice shall state: the Redemption Date; the number of shares of Senior Preferred Stock to be redeemed, and, if less than all shares of Senior Preferred Stock held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; the redemption price applicable to the shares to be redeemed; the place or places where such shares are to be surrendered; and that dividends on shares to be redeemed will no longer be payable on a Dividend Payment Date after the Redemption Date.

                         (e) Rights of Holders. Notice having been mailed as
aforesaid, from and after the Redemption Date (unless the Corporation defaults in providing money for the payment of the redemption price) dividends on shares called for redemption shall no longer be payable on a Dividend Payment Date after the Redemption Date, said shares shall no longer be deemed to be outstanding, all rights of holders thereof as stockholders of the Corporation (except the right to receive the redemption price thereof, without interest) shall terminate, and, upon surrender, in accordance with said notice, of the certificates representing any such shares (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require), such shares shall be redeemed by the Corporation at the applicable redemption price; provided, however, that the Corporation may include in such notice a statement that the money required for the payment of the redemption price will be deposited on a specified date, prior to the Redemption Date, with




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a specified bank or trust company (which shall have an office in The City of
New York and which shall have a combined capital and surplus of not less than $1,000,000,000) in trust for the benefit of holders of shares called for redemption, and, notice having been given, from and after such deposit shares called for redemption shall no longer be deemed to be outstanding and all rights with respect to such shares shall forthwith upon such deposit cease and terminate except for the right to receive the amount payable upon surrender of the certificates representing such shares from such bank or trust company (but not from the Corporation). If less than all the shares represented by any surrendered certificate are redeemed, a new certificate representing the unredeemed shares shall be issued to the holder who surrendered such certificate. Holders of shares of Senior Preferred Stock called for redemption shall not be entitled to any interest allowed by any such depositary on money deposited to effect the redemption but any such interest shall be paid to the Corporation. Any money deposited as aforesaid for redemption of any shares and remaining unclaimed for four years and eleven months after the date of such deposit shall then be repaid to the Corporation upon its request, and the holders of such shares shall thereafter look only to the Corporation for payment of the redemption price thereof, without interest.

                         (f) Status of Redeemed Shares. Any share of Senior
Preferred Stock redeemed or otherwise purchased or acquired by the Corporation shall be retired, shall no longer be deemed outstanding, and shall not be reissued.

                  7. Voting Rights.

                         (a) The holders of record of shares of Senior
Preferred Stock shall be entitled to one vote per share (voting with the Common Stock, the Junior Preferred Stock and any other series or classes of the Corporation's stock entitled to vote with the Class A Common Stock) on any matters for which the holders of the Class A Common Stock are entitled to vote generally.

                         (b) In addition to the voting rights described in
paragraph (a) of this Section 7, the holders of the Senior Preferred Stock shall have the right, voting separately as a class, to elect four of the five directors to the Corporation's Board of Directors. Commencing on the second anniversary of the Effective Time, whenever dividends of the Senior Preferred Stock shall not be paid on a Dividend Payment Date, the holders of the Senior Preferred Stock shall have the right, voting separately as a class, to elect all five directors of the Corporation's Board of Directors until all such unpaid dividends have been paid or set apart for payment. Immediately upon the termination of the right of the holders of the Senior Preferred Stock as a class to elect the fifth director, the term of such fifth director so elected will terminate.

                         (c) As long as any shares of Senior Preferred Stock
remain outstanding, the affirmative vote or consent of the holders of at least a majority of all outstanding shares of Senior Preferred Stock, voting separately as a class, shall be required to (i) amend, alter or repeal any provision of the Certificate of Incorporation or the Bylaws of the Corporation;
(ii) authorize or issue, or increase the authorized amount of any additional class or series of Senior Stock of the Corporation; (iii) waive any covenant contained in Section 8 herein; (iv), subject to Article VI of the Certificate of Incorporation, consummate any merger, consolidation or sale of substantially all the assets of the Corporation; or (v) effect any reclassification of the Senior Preferred Stock; provided, however, that the provisions of this Section 7 shall not be amended without the


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affirmative vote or consent of the holders of at least a 75% of all outstanding shares of Senior Preferred Stock, voting separately as a class.

                         (d) For the purposes of subparagraphs (b) and (c) of
this Section 7, each holder of Senior Preferred Stock shall be entitled to one vote per share.

                  8. Covenants.

                         (a) Limitation on Restricted Payments. The Corporation
shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment.


                         (b) Payment of Taxes and Other Claims. The Corporation
shall, and shall cause each of its Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent all taxes, assessments and governmental charges (including withholding taxes and any penalties, interest and additions to taxes) levied or imposed upon the Corporation or any of its Subsidiaries or any of their respective properties and assets; provided, however, that the Corporation shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment or charge whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which disputed amounts adequate reserves have been established in accordance with GAAP.


                         (c) Maintenance of Properties and Insurance.

                           (i) Each of the Corporation and its Subsidiaries
                  shall cause the properties used or useful to the conduct of its business and the business of each of its Subsidiaries to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted) and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in its reasonable judgment may be necessary, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

                           (ii) Each of the Corporation and its Subsidiaries
                  shall provide, or shall cause to be provided, for itself and each of its Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds that, in its reasonable, good faith opinion, are adequate and appropriate for the conduct of its business and the business of such Subsidiaries in a prudent manner, with reputable insurers or with the government of the United States of America or an agency or instrumentality thereof, in such amounts, with such deductibles, and by such methods as is customary, in its reasonable, good faith opinion, and adequate and appropriate for the conduct of its business and the business of its Subsidiaries in a prudent manner for companies engaged in a similar business. Without limiting the foregoing, each of the Corporation and its Subsidiaries shall
                  (i) keep all of its physical property insured with hazard insurance on an "all risks" basis, with broad form flood and earthquake coverages, with a full replacement cost endorsement and an "agreed amount" clause in an amount equal to 100% of the full replacement cost of such property; (ii) maintain all such workers' compensation or similar insurance as may be required by law; and (iii) maintain, in amounts and with deductibles equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims of



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                  bodily injury, death or property damage occurring on, in or about the properties of the Corporation and its Subsidiaries.


                         (d) SEC Reports. Whether or not the Corporation is
subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, the Corporation shall deliver to each stockholder of Senior Preferred Stock, within 15 days after it is or would have been (if the Corporation were subject to such reporting requirements) required to file such with the Securities and Exchange Commission (the "SEC"), annual and quarterly financial statements substantially equivalent to financial statements that would have been included in the reports filed with the SEC if the Corporation were subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Corporation's independent certified public accountants as such would be required in such reports to the SEC, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required and, unless the SEC will not accept such reports, file with the SEC the annual, quarterly and other reports which it is or would have (if it were subject to such reporting obligations) been required to file with the SEC.


                         (e) Limitation on Status as Investment Company or
Public Utility Company. The Corporation shall not, and shall not permit any of its Subsidiaries to, become an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or a "holding company," or "public utility company" (as such terms are defined in the Public Utility Holding Company Act of 1935, as amended) or otherwise become subject to regulation under the Investment Company Act or the Public Utility Holding Company Act.


                         (f) Limitation on Transactions with Affiliates.

                           (i) The Corporation shall not, and shall not permit
                  any of its Subsidiaries to, enter directly or indirectly into, or permit to exist, any Affiliate Transaction with any Officer Affiliate, except for (A) transactions that constitute Permitted Investments under clause (vi) of the definition of the term "Permitted Investments" herein, (B) employee compensation arrangements relating to the full-time employment of Officer Affiliates by the Corporation or any of its Subsidiaries, (C) the Services Agreement, and (D) transactions effected pursuant to and in accordance with the terms of the Services Agreement.

                           (ii) The Corporation shall not, and shall not permit
                  any of its Subsidiaries to, enter directly or indirectly into, or permit to exist, any Affiliate Transaction with any Non-Officer Affiliate, except for (A) transactions made in good faith, the terms of which are (x) fair and reasonable to the Corporation or such Subsidiary, as the case may be, (y) at least as favorable as the terms which could be obtained by the Corporation or such Subsidiary, as the case may be, in a comparable transaction made on an arm's length basis with Persons who are not Affiliates and (z) such transaction must first be unanimously approved by the Board of Directors of the Corporation or its Subsidiary which is the transacting party pursuant to a Board Resolution, as fair and reasonable to the Corporation or such Subsidiary, as the case may be, and on terms which are at least as favorable as the terms which could be obtained by the Corporation or such Subsidiary, as the case may be, on an arm's length basis with Persons who are not Affiliates, (B) transactions between the Corporation and any of its wholly owned Subsidiaries or transactions between wholly owned Subsidiaries of the Corporation, (C) transactions pursuant to the Corporation's Senior Secured Notes, the Security Documents, the Services Agreement and the Registration Rights Agreements, in each case, as amended, (D) transactions effected pursuant to and in accordance with the terms and provisions of any court order relating to the Debtors' First Amended Objection to Claims of Orion Refining Corporation (TransTexas Claim No. 1187) and TCR Holding Corporation (TransTexas Claim No. 971) filed on February 11, 2000, in the TransTexas Case, and (E) any employee compensation arrangement or ordinary course expense advance.

                           (iii) Without limiting the foregoing provisions of
                  Section 8(f)(ii), with respect to any Affiliate Transaction or series of Affiliate Transactions (other than any Affiliate Transaction described in clauses (B), (C), or (D) of Section 8(f)(ii) with an aggregate value in excess of $5 million, the Corporation must first obtain a favorable written opinion as to the fairness of such transaction to the Corporation or such Subsidiary, as the case may be, from a financial point of view, from a nationally recognized investment banking or "big 5" accounting firm.

                         (g) Limitation on Incurrences of Additional Debt and
Issuances of Disqualified Capital Stock. Except as set forth in this Section
(g), from and after the Effective Time, the Corporation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, or otherwise become liable for, contingently or otherwise (to "Incur" or, as appropriate, an "Incurrence"), any Debt or issue any Disqualified Capital Stock, except:

                           (i) Debt evidenced by the Senior Secured Notes or
                  the Guarantee;

                           (ii) Subordinated Debt of the Corporation solely to
                  any wholly owned Subsidiary of the Corporation, or Debt of any wholly owned Subsidiary of the Corporation solely to the Corporation or to any wholly owned Subsidiary of the Corporation; provided, however, that if any Subsidiary holding such Debt, for any reason, is no longer deemed a Subsidiary of the Corporation, any outstanding Debt Incurred by the Corporation or another Subsidiary pursuant to this
                  Section 8(g)(ii) shall constitute a new Incurrence of Debt and be subject to the restrictions of Section 8(g);


                           (iii) Debt outstanding under a Revolving Credit
                  Facility in an aggregate principal amount at any one time not to exceed the Borrowing Base as at the time in effect, plus any amount outstanding under the Revolving Credit Facility to the extent incurred pursuant to Section 8(g)(x);

                           (iv) Debt in an aggregate principal amount
                  outstanding not to exceed at any one time $120 million, provided, however, that the aggregate principal amount outstanding under the Post Confirmation Credit Facility shall not exceed $52.5 million, plus any amount outstanding under the Post Confirmation Credit Facility to the extent incurred pursuant to Section 8(g)(x);

                           (v) Debt of the Corporation secured by a Permitted
                  Lien that meets the requirements of clause (c), (d), or (e) of the definition of "Permitted Liens" set forth in Section 9;

                           (vi) any guaranty of Debt permitted by clauses
                  (iii), (iv), or (x) hereof, which guaranty shall not be included in the determination of the amount of Debt which may be incurred pursuant to (iii), (iv), or (x) hereof;

                           (vii) The Corporation or any Subsidiary of the
                  Corporation may Incur Debt as an extension, renewal, replacement, or refunding of any item of the Debt permitted to be incurred by Section 8(g)(i) or (x), Debt existing on the Issue Date (other than the Post Confirmation Credit Facility and the Revolving Credit Facility) that is secured by assets of Galveston Bay Pipeline, up to a maximum principal amount of such Debt so extended, renewed, replaced or refunded under this Section 8(g)(vii) not to exceed $2,000,000, (iii) Debt existing on the Effective Date (other than the Post Confirmation Credit Facility and the Revolving Credit Facility) that is secured by assets of Galveston Bay Processing, up to a maximum principal amount of such Debt so extended, renewed, replaced or refunded under this Section 8(g)(vii) not to exceed $10,000,000, or (iv) the Debt permitted to be incurred by this Section 8(g)(vii)(each such item of Debt is referred to as "Refinancing Debt"), provided, however, that (1) the maximum principal amount of each item of Refinancing Debt (or, if such item of Refinancing Debt is issued with original issue discount, the original issue price of such item of Refinancing Debt) permitted under this clause
                  (vii) may not exceed the lesser of (x) the principal amount of the item of Debt being extended, renewed, replaced, or refunded plus reasonable financing fees and other associated reasonable out-of-pocket expenses including consent payments, premium, if any, and related fees, in each case other than those paid to an Affiliate (collectively, "Refinancing Fees"), or (y) if such item of Debt being extended, renewed, replaced, or refunded was issued at an original issue discount, the original issue price, plus amortization of the original issue discount as of the time of the Incurrence of such item of Refinancing Debt plus Refinancing Fees, (2) each item of Refinancing Debt has a Weighted Average Life and a final maturity that is equal to or greater than the related Debt being extended, renewed, replaced, or refunded at the time of such extension, renewal, replacement, or refunding, and (3) each item of Refinancing Debt shall rank with respect to the Senior Preferred Stock to an extent no less favorable in respect thereof to the holders of the Senior Preferred Stock than the related Debt being refinanced;

                           (viii) Debt represented by trade payables or accrued
                  expenses, in each case incurred on normal, customary terms in the ordinary course of business, not overdue for a period of more than 45 days (or, if overdue for a period of more than 45 days, being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto being maintained on the books of the Corporation in accordance with
                  GAAP) and not constituting any amounts due to banks or other financial institutions;

                           (ix) Swap Obligations of the Corporation;

                           (x) Debt of the Corporation to holders of Allowed
                  Priority Tax Claims under the Plan or to holders of Allowed Claims in classes 2, 5, 6A or 6B under the Plan, or Debt under surety bonds, letters of credit or reimbursement obligations related to or constituting collateral securing the Corporation's obligations thereunder;

                           (xi) the Corporation may enter into an agreement for
                  the Presale of Gas for cash if the net proceeds from such sale are used to make a Note Redemption; and

                           (xii) letters of credit and reimbursement
                  obligations relating thereto to the extent collateralized by cash or Cash Equivalents.

                  Debt incurred and Disqualified Capital Stock issued by any Person that is not a Subsidiary of the Corporation, which Debt or Disqualified Capital Stock is outstanding at the time such Person becomes a Subsidiary of, or is merged into, or consolidated with the Corporation or one of its Subsidiaries, as the case may be, shall be deemed to have been incurred or issued, as the case may be, at the time such Person becomes a Subsidiary of, or is merged into, or consolidated with the Corporation or one of its Subsidiaries.

                  For the purpose of determining compliance with this Section 8(g), (A) if an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, the Corporation or the Subsidiary in question shall have the right to determine in its sole discretion the category to which such Debt applies and shall not be required to include the amount and type of such Debt in more than one of such categories and may elect to apportion such item of Debt between or among any two or more of such categories otherwise applicable, and (B) the amount of any Debt which does not pay interest in cash or which was issued at a discount to face value shall be deemed to be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

                  Notwithstanding anything to the contrary contained in this
Section 8(g) or in Section 8(i), the Company shall not effect the consummation of, and shall not permit Galveston Bay Pipeline or Galveston Bay Processing, as the case may be, to consummate, a GB Facility Financing unless an amount equal to the Net GB Financing Proceeds resulting therefrom is (i) used by Galveston Bay Pipeline or Galveston Bay Processing, as the case may be, for Capital Expenditures in a Related Business of such Person within 180 days after the date of consummation of such GB Facility Financing, (ii) distributed by Galveston Bay Pipeline or Galveston Bay Processing, as the case may be, to the Company and used by the Company for

Capital Expenditures in a Related Business of such the Company, each within 180 days after the date of consummation of such GB Facility Financing, (iii) used, in part, as contemplated in the preceding clause (i), and used, in part, as contemplated in the preceding clause (ii), or (iv) to the extent not used in accordance with clause (i), (ii) or (iii) preceding within 180 days after the date of consummation of such GB Facility Financing, distributed by Galveston Bay Pipeline or Galveston Bay Processing, as the case may be, to the Company and, on the 181st day after the date of consummation of such GB Facility Financing, such amount, if any, distributed to the Company pursuant to this clause (iv) shall be deemed to be included within the Net Cash Proceeds subject to application pursuant to Section 8(j)(ii).

                         (h) Limitations on Restricting Subsidiary Dividends.
The Corporation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, assume, or suffer to exist any consensual encumbrance or restriction on the ability of any Subsidiary of the Corporation to pay dividends or make other distributions on the Capital Stock of any Subsidiary of the Corporation, except encumbrances and restrictions existing under the Indenture, the Post Confirmation Credit Facility or the Revolving Credit Facility (or any refinancing of any such Debt facilities incurred in accordance with Section 8(g)(vii) of this Certificate of Designation), and any agreement of a Person acquired by the Corporation or a Subsidiary of the Corporation, which restrictions existed at the time of acquisition, were not put in place in anticipation of such acquisition and are not applicable to any Person or property, other than the Person or any property of the Person so acquired.

                         (i) Limitation on Liens. The Corporation shall not,
and shall not permit any of its Subsidiaries to, directly or indirectly, Incur, or suffer to exist any Lien upon any of its respective property or assets, whether now owned or hereafter acquired, which property or assets constitute Collateral, other than Permitted Liens. For the purpose of determining compliance with this Section 8(i), if a Lien meets the criteria of more than one of the types of Permitted Liens, the Corporation or the Subsidiary in question shall have the right to determine in its sole discretion the category of Permitted Lien to which such Lien applies, shall not be required to include such Lien in more than one of such categories, and may elect to apportion such Lien between or among any two or more categories otherwise applicable.

                         (j) Limitation on Asset Sales.

                           (i) The Corporation shall not, and shall not permit
                  any of its Subsidiaries to, consummate an Asset Sale unless
                  (A) an amount equal to the Net Cash Proceeds therefrom is (1) applied to a Note Redemption; (2) used to make cash payments in the ordinary course of business and consistent with past practices that are not otherwise prohibited by the Indenture or this Certificate of Designation, provided, however, that the aggregate amount so used pursuant to this clause (2) from and after the Issue Date does not exceed $3 million (without duplication of amounts used to acquire any capital assets in accordance with clause (3) of this Section 8(j)(i) below);
                  (3) used for Capital Expenditures in a Related Business within 180 days after the date of such Asset Sale; or (4) with respect to an Asset Sale by the Corporation or any of its Subsidiaries resulting from (x) the damage to or destruction of assets for which insurance proceeds are paid or (y) condemnation, eminent domain or similar type proceedings, in each case, used for Capital Expenditures in a Related Business within 360 days after the date of such Asset Sale; and (B) in the case of any Asset Sale or series of related Asset Sales for total proceeds in excess of $1 million, at least 85% of the value of the consideration for such

                  Asset Sale consists of cash, Cash Equivalents or Exchange Assets, or any combination thereof. Notwithstanding anything to the contrary contained in this Section 8(j), the Company shall not effect the consummation of, and shall not permit Galveston Bay Pipeline or Galveston Bay Processing, as the case may be, to consummate, a GB Facility Asset Sale unless an amount equal to the Net GB Financing Proceeds resulting therefrom is (i) distributed by Galveston Bay Pipeline or Galveston Bay Processing, as the case may be, to the Company and used by the Company for Capital Expenditures in a Related Business of such the Company, each within 180 days after the date of consummation of such GB Facility Asset Sale, or (ii) to the extent not used in accordance with clause (i) preceding within 180 days after the date of consummation of such GB Facility Asset Sale, applied by the Company as provided in Section 8(j)(ii).

                           (ii) To the extent of the balance of such Net Cash
                  Proceeds remaining after application in accordance with
                  Section 8(j)(i), the Corporation shall make an offer to the holders of the Senior Secured Notes to purchase Senior Secured Notes pursuant to and subject to the conditions contained in the Indenture. Notwithstanding the foregoing provision of this paragraph, the Corporation and its Subsidiaries shall not be required to apply any Net Cash Proceeds in accordance with this Section 8(j)(ii) except to the extent that the aggregate Net Cash Proceeds from all Asset Sales which are not applied in accordance with Section 8(j)(i) or with this Section 8(j)(ii) exceeds $5 million. Pending application of Net Cash Proceeds pursuant to this
                  Section 8(j)(ii), such Net Cash Proceeds shall be invested in Permitted Investments.

                           (iii) To the extent of the balance of such Net Cash
                  Proceeds remaining after application of the provisions of Sections 8(j)(i) and 8(j)(ii), the Corporation shall redeem the outstanding shares of Senior Preferred Stock at an amount equal to 100% of the Liquidation Preference; provided, that if less than all of the outstanding shares of Senior Preferred Stock are redeemed pursuant to this Section 8(j)(iii), the shares to be redeemed shall be selected pro rata in accordance with the provisions of Section 6(c)(i) herein.

                           (iv) The Corporation shall comply, to the extent
                  applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Senior Preferred Stock pursuant to this Section 8(j). To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 8(j), the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 8(j) by virtue of such compliance.

                           (v) Notwithstanding the foregoing limitations on
                  Asset Sales and restrictions on and requirements for the use of Net Cash Proceeds therefrom, the Corporation and its Subsidiaries, as the case may be, may at any time and from time to time effect any of the following transactions, and the Net Cash Proceeds, if any, realized from any of the following transactions shall not be subject to the application requirements of Sections 8(j)(i), 8(j)(ii) or 8(j)(iii):


                                    (1) the Corporation or any Subsidiary of
                           the Corporation may convey, sell, lease, transfer, or otherwise dispose of any or all of its assets

                           (upon voluntary liquidation or otherwise) to the Corporation or to a wholly owned Subsidiary of the Corporation;

                                    (2) the Corporation and its Subsidiaries
                           may engage in Asset Sales not otherwise permitted in clauses (1) or (3) through (6) of this Section
                           (8)(j)(v), provided, however, that the aggregate proceeds from all such Asset Sales and the fair market value of all assets sold pursuant to this clause (2) does not exceed $1 million in any twelve-month period;

                                    (3) the Corporation and its Subsidiaries
                           may engage in Asset Sales incident to and resulting from a merger, consolidation or sale of substantially all the assets of the Corporation;

                                    (4) the Corporation and its Subsidiaries
                           may sell, assign, lease, license, transfer, abandon or otherwise dispose of (a) damaged, worn out, unserviceable or other obsolete property in the ordinary course of business, or (b) other property no longer necessary for the proper conduct of their business;

                                    (5) the Corporation and its Subsidiaries
                           may engage in Asset Sales (a) in connection with the settlement of litigation or the payment of judgments, or (b) the Net Cash Proceeds of which are used in connection with the settlement of litigation or for the payment of judgments; provided, however, that the aggregate value of assets transferred pursuant to clauses (a) and (b) preceding from and after the Issue Date does not exceed $10 million;

                                    (6) the Corporation and its Subsidiaries
                           may convey, sell, transfer or otherwise dispose of Hydrocarbons or other mineral products in the ordinary course of business; and

                                    (7) the Corporation and its Subsidiaries
                           may convey, sell, transfer or otherwise dispose of Drilling Production Payments (whether or not relating to Drilling Programs) and interests related to Drilling Programs; provided, however, that an amount equal to the Net Cash Proceeds of each such conveyance, sale, transfer or other disposition shall be used for Capital Expenditures (including, without limitation, reimbursement of the Company and its Subsidiaries for Capital Expenditures already made) or to make a Repurchase Offer.

                           (vi) For the purpose of determining compliance with
                  this Section 8(j) with respect to the application or use of the Net Cash Proceeds of any Asset Sale consummated by the Corporation or any Subsidiary of the Corporation, if such Net Cash Proceeds would be eligible for application or use under or pursuant to more than one of the categories of application or use permitted under Section 8(j)(i) or Section 8(j)(v), without, for purposes of determining such eligibility only, giving effect to any specific limitation on the amount or the aggregate amount of Net Cash Proceeds that may be applied or used under any otherwise eligible category of application or use in effect at the time such application is to be effected, the Person in question consummating such Asset Sale shall have the right to determine in its sole discretion the eligible category or categories of application or use pursuant to which all or any portion of such

                  Net Cash Proceeds shall be applied or used, and may, at its option and in its sole discretion, elect either (1) to effect the application or use of the full amount of such Net Cash Proceeds pursuant to any one of such eligible categories of application or use permitted under Section 8(j)(i) or Section 8(j)(v), subject, however, to any limitation on the amount or the aggregate amount that may be applied or used under such eligible category of application or use in effect at the time such application or use is effected, or (2) to effect the application or use of such Net Cash Proceeds by apportioning the full amount of such Net Cash Proceeds to be applied or used between or among any two or more of such eligible categories of application or use permitted under Section 8(j)(i) or Section 8(j)(v) in such amounts and order of application or use as the Person in question consummating such Asset Sale may determine in its sole discretion, subject, however, as to each portion of such Net Cash Proceeds apportioned for application or use under any one of such eligible categories of application or use, to any limitation on the amount or the aggregate amount of Net Cash Proceeds that may be applied or used under such eligible category of application or use in effect at the time such application or use is effected.

                         (k) Limitations on Line of Business. The Corporation
shall not, and shall not permit any Subsidiary of the Corporation to, directly or indirectly engage to any substantial extent in any line or lines of business activity other than a Related Business or such other business activities as are reasonably related or incidental thereto.

                         (l) Separate Existence and Formalities. The
Corporation covenants and agrees that:

                           (i) it will maintain procedures designed to prevent
                  commingling of the funds of the Corporation and its Subsidiaries;

                           (ii) all actions taken by the Corporation and its
                  Subsidiaries will be taken pursuant to authority granted by the Board of Directors of the Corporation and its Subsidiaries, to the extent required by law or the Corporation's and its Subsidiaries' Certificate of Incorporation or By-laws;

                           (iii) the Corporation and its Subsidiaries will
                  maintain separate records and books of account and such records and books of account shall be separate from those of any other Person in each case in accordance with GAAP;

                           (iv) the Corporation and its Subsidiaries will
                  maintain correct minutes of the meetings and other corporate proceedings of the owners of its Capital Stock and the Board of Directors and otherwise comply with requisite corporate formalities required by law;

                           (v) the Corporation and its Subsidiaries will not
                  knowingly mislead any other Person as to the identity or authority of the Corporation and its Subsidiaries; and

                           (vi) it will maintain procedures designed to assure
                  that all written communications of the Corporation and its Subsidiaries, including, without limitation, letters, invoices, purchase orders, contracts, statements and applications, will appropriately identify the entity on whose behalf such communication is made.

                  9. Definitions.

                  "Accounts" means "accounts," as that term is defined in
Article 9 of the Uniform Commercial Code, together with the proceeds and products thereof.

                  "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person, (ii) any officer, director or controlling shareholder of such other Person, or (iii) any officer of such specified Person or such other Person. For purposes of this definition, the term "control" means (a) the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, or (b) without limiting the foregoing, the beneficial ownership of 10% or more of the voting power of the voting common equity of such Person (on a fully diluted basis) or of warrants or other rights to acquire such equity (regardless of whether presently exercisable).

                  "Affiliate Transaction" means, with respect to any Person, any transaction or series of related transactions with any Affiliate of such Person (including, without limitation: (i) the sale, lease, transfer or other disposition of properties, assets or securities to such Affiliate, (ii) the purchase or lease of any property, assets or securities from such Affiliate,
(iii) an Investment in such Affiliate and (iv) entering into or amending any contract or agreement with or for the benefit of any such Affiliate).

                  "Allowed Claim" shall have the meaning specified in the Plan.

                  "Allowed Priority Tax Claim" shall have the meaning specified in the Plan.

                  "Appraisal" means, when used with respect to the valuation of any property, an appraisal prepared by an Appraiser as to the Appraised Value of such property.

                  "Appraised Value" means, with respect to any property at any date, the then current fair market value of such property as set forth in the most recent Appraisal.

                  "Appraiser" means an independent appraiser of national recognition qualified to appraise the property appraised.

                  "Asset Sale" means any direct or indirect conveyance, sale, transfer or other disposition (including through damage or destruction for which insurance proceeds are paid or by condemnation), in one transaction or a series of related transactions, of any of the properties, businesses or assets of the Corporation or any Subsidiary of the Corporation, whether owned on the Issue Date or thereafter acquired; provided, however, that "Asset Sale" shall not include (i) any disposition of Inventory or Receivables, (ii) any pledge or disposition of assets (if such pledge or disposition would otherwise constitute an Asset Sale) to the extent and only to the extent that it results in the creation of a Permitted Lien (other than the creation of a Permitted Lien in connection with a Drilling Production Payment or a Drilling Program, which in either case shall be treated as an Asset Sale hereunder), (iii) any issuance or disposition of securities that is made pursuant to and in accordance with the Plan or the Order, or (iv) the Davis Transactions.

                  "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP, or, in the event that such rate of interest is not reasonably determinable, discounted at the rate of interest borne by the Senior Secured Notes) of the Capitalized Lease Obligation during the remaining term of the Capital Lease included in such Sale and Leaseback Transaction (including any period for which such Capital Lease has been extended or may, at the option of the lessor, be extended).

                  "Board of Directors" means, with respect to any Person, the Board of Directors of such Person or any committee of the Board of Directors of such Person authorized, with respect to any particular matter, to exercise the power of the Board of Directors of such Person.

                  "Board Resolution" means, with respect to any Person, a duly adopted resolution of the Board of Directors of such Person.

                  "Borrowing Base" means, as of any date, an amount equal to the sum of (a) 85% of the book value of all Accounts owned by the Corporation and its Subsidiaries (excluding any Accounts that are more than 90 days past due, less (without duplication) the allowance for doubtful accounts attributable to such current Accounts) calculated on a consolidated basis and in accordance with GAAP, and (b) 70% of the current market value of all Inventory owned by the Corporation and its Subsidiaries as of such date. To the extent that information is not available as to the amount of Accounts as of a specific date, the Corporation may utilize, to the extent reasonable, the most recent available information for purposes of calculating the Borrowing Base.

                  "Capital Expenditures" of a Person means expenditures (whether paid in cash or accrued as a liability) by such Person or any of its Subsidiaries that, in conformity with GAAP, are or would be included in "capital expenditures," "additions to property, plant, or equipment" or comparable items in the consolidated financial statements of such Person consistent with prior accounting practices.

                  "Capital Lease" as applied to any Person, means any lease of any property (whether real, personal, or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

                  "Capitalized Lease Obligation" means obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Debt represented by such obligations shall be the capitalized amount of such obligations, as determined in accordance with GAAP.

                  "Capital Stock" means, with respect to any Person, any capital stock of such Person and shares, interests, participations, or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into corporate stock), warrants or options to purchase any of the foregoing, including without limitation, each class of common stock and preferred stock of such Person, if such Person is a corporation, and each general or limited partnership interest or other equity interest of such Person, if such Person is a partnership.

                  "Cash Equivalents" means (a) United States dollars, (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (c) certificates of deposit with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year, and overnight bank deposits, in each case, with any Eligible Institution, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) entered into with any Eligible Institution, (e) commercial paper rated "P-1," "A-1" or the equivalent thereof by Moody's or S&P, respectively, and in each case maturing within one year after the date of acquisition, (f) shares of money market funds, including those of the holders of the Senior Preferred Stock, that invest solely in United States dollars and securities of the types described in clauses (a) through (e), (g) demand and time deposits and certificates of deposit with any commercial bank organized in the United States not meeting the qualifications specified in clause (c) above or an Eligible Institution, provided, however, that such deposits and certificates support bonds, letters of credit and other similar types of obligations incurred are in the ordinary course of business,
(h) deposits, including deposits denominated in foreign currency, with any Eligible Institution; provided, however, that all such deposits do not exceed $10 million in the aggregate at any one time, and (i) demand or fully insured time deposits used in the ordinary course of business with commercial banks insured by the Federal Deposit Insurance Corporation.

                  "Collateral" means (a) the assets of the Corporation which are mortgaged or pledged for the benefit of the Holders pursuant to the terms of the Security Documents, and (b) the assets of any Person that are mortgaged or pledged for the benefit of the Holders pursuant to the terms of the Security Documents, but does not include the Guarantees.

                  "Company Entities" means the Corporation and each of its Subsidiaries.

                  "Confirmation Order" means the Order Confirming Debtor's Second Amended, Modified and Restated Plan of Reorganization entered by the court in the TransTexas case on February 7, 2000, as the same may be amended or modified.

                  "Davis Transactions" shall mean the transfer and conveyance by the Corporation of certain properties to Davis Petroleum Corp. and any related transactions, all as approved by the Order of the Bankruptcy Court dated November 30, 1999, in case No. 99-21550-C-11, in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division.

                  "Debt" means, with respect to any Person, without duplication
(i) all liabilities, contingent or otherwise, of such Person (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) evidenced by bonds, notes, debentures, or similar instruments or letters of credit or representing the balance deferred and unpaid of the purchase price of any property acquired by such Person or services received by such Person (other than long-term service or supply contracts which require minimum periodic payments), (c) evidenced by bankers' acceptances or similar instruments issued or accepted by banks or Swap Obligations, (d) for the payment of money relating to a Capitalized Lease Obligation, and (e) the Attributable Debt associated with any Sale and Leaseback Transaction; (ii) reimbursement obligations of such Person with respect to letters of credit; (iii) all liabilities of others of the kind described in the preceding clause (i) or (ii) that such Person has guaranteed or that is otherwise its legal liability (to the extent of such guaranty or other legal liability) other than for endorsements, with recourse, of negotiable instruments in the ordinary course of business; (iv) all obligations secured by a Lien (other than Permitted Liens, except to the extent the obligations secured by such Permitted Liens are otherwise included in clause (i), (ii) or (iii) of this definition and are obligations of such Person) to which the property or assets (including, without limitation, leasehold interests and any other tangible or intangible property rights) of such Person are subject, regardless of whether the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability (but, if such obligations are not assumed by such Person or are not otherwise such Person's legal liability, the amount of such Debt shall be deemed to be limited to the fair market value of such property or assets determined as of the end of the preceding fiscal quarter); and (v) any and all deferrals, renewals, extensions, refinancings, and refundings (whether direct or indirect) of, or amendments, modifications, or supplements to, any liability of the kind described in any of the preceding clauses (i) through (iv) regardless of whether between or among the same parties; provided, however, that, notwithstanding the foregoing, "Debt" shall include obligations related to Drilling Production Payments, whether denominated as Dollar-Denominated Production Payments or Volumetric Production Payments, but shall not include Dollar-Denominated Production Payments or Volumetric Production Payments related to Drilling Programs.

                  "Disqualified Capital Stock" means, with respect to any Person, any Capital Stock of such Person or its Subsidiaries that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased by such Person or its Subsidiaries, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due, on or prior to the maturity date of the Notes.

                  "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

                  "Drilling Production Payment" means the TCW/Southern Production Payment or a Production Payment conveyed to a third party in accordance with the provisions of Sections 8(g) and 8(j), but excludes any Production Payment related to a Drilling Program.

                  "Drilling Program" means any current or future arrangement between the Corporation or any Subsidiary of the Corporation and another Person pursuant to which (i) such Person agrees, or has, prior to the Issue Date, agreed, to drill, complete or perform operations to enhance recovery from, a well or wells on mineral interests owned by the Corporation or such Subsidiary and (ii) the Corporation or such Subsidiary agrees, or has, prior to the Issue Date, agreed, to convey or assign to such Person an interest in such well or wells in accordance with clause (l) of the definition of "Permitted Liens."

                  "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million and that is rated "A" (or higher) according to Moody's or S&P at the time as of which any investment or rollover therein is made.

                  "Equipment" means and includes, as to any Person, all of such Person's now owned or hereafter acquired equipment (as such term is defined in the Uniform Commercial Code), including, without limitation, Vehicles, drilling rigs, workover rigs, fracture stimulation equipment, well site compressors, rolling stock and related equipment and other assets accounted for as equipment by such Person on its financial statements, all proceeds thereof (from insurance or otherwise), and all documents of title, books, records, ledger cards, files, correspondence, and computer files, tapes, disks and related data processing software that at any time evidence or contain information relating to the foregoing.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

                  "Exchange Assets" means assets acquired by the Corporation or any Subsidiary of the Corporation in exchange for assets of the Corporation or such Subsidiary, respectively, in connection with an Asset Sale, which acquired assets include proved reserves with a value that, together with the cash or Cash Equivalents received therefor by the Corporation or any of its Subsidiaries, is equal to or greater than the value of the proved reserves included in the assets disposed of by the Corporation or such Subsidiary in connection with such Asset Sale; provided, however, that during any fiscal year the Corporation or any of its Subsidiaries can collectively acquire assets (other than proved reserves, cash or Cash Equivalents) with a fair market value of up to $20 million in exchange for assets of the Corporation or such Subsidiaries that include proved reserves, and such assets acquired by the Corporation or such Subsidiaries shall constitute "Exchange Assets" hereunder.

                  "GAAP" means generally accepted accounting principles as in effect in the United States on the Issue Date applied on a basis consistent with that used in the preparation of the most recent audited financial statements of the Corporation.

                  "Guarantee" means a guarantee under Section 13.1 of the Indenture.

                  "Guarantor" means each Subsidiary of the Corporation that becomes (or is required to become) a guarantor of the obligations of the Corporation under the terms of this Certificate of Designation.

                  "Galveston Bay Pipeline" means Galveston Bay Pipeline Company, a subsidiary of the Company.

                  "Galveston Bay Processing" means Galveston Bay Processing Corporation, a subsidiary of the Company.

                  "GB Facility Asset Sale" means:

                         (a) With respect to Galveston Bay Pipeline, the sale
of all or substantially all of the assets (but which assets may be exclusive of Inventory and Receivables) of Galveston Bay Pipeline other than a Sale and Leaseback Transaction resulting in a Capital Lease which constitutes, as to Galveston Bay Pipeline, a GB Financing Document; and

                         (b) With respect to Galveston Bay Processing, the sale
of all or substantially all of the assets (but which assets may be exclusive of Inventory and Receivables) of Galveston Bay Processing other than a Sale and Leaseback Transaction resulting in a Capital Lease which constitutes, as to Galveston Bay Processing, a GB Financing Document.

                  "GB Facility Financing" means:

                         (a) With respect to Galveston Bay Pipeline, (i) the
Incurrence of Debt by, including the renewal or extension of Debt previously Incurred by, the Company or Galveston Bay Pipeline that is secured by a mortgage or deed of trust constituting, with respect to Galveston Bay Pipeline, a GB Financing Document, (ii) a Sale and Leaseback Transaction resulting in a Capital Lease which constitutes, as to Galveston Bay Pipeline, a GB Financing Document; and

                         (b) With respect to Galveston Bay Processing, (i) the
Incurrence of Debt by, including the renewal or extension of Debt previously Incurred by, the Company or Galveston Bay Processing that is secured by a mortgage or deed of trust constituting, with respect to Galveston Bay Processing, a GB Financing Document, (ii) a Sale and Leaseback Transaction resulting in a Capital Lease which constitutes, as to Galveston Bay Pipeline, a GB Financing Document.

                  "GB Financing Document" means:

                         (a) With respect to Galveston Bay Pipeline, (i) a
mortgage or deed of trust pursuant to which Galveston Bay Pipeline encumbers all or substantially all of its rights, titles and interests in and to all or substantially all of the GB Pipeline Facility for the purpose of securing Debt of Galveston Bay Processing, or (ii) a Capital Lease to which Galveston Bay Pipeline is party as lessee executed by Galveston Bay Pipeline in connection with the closing of a Sale and Leaseback transaction pursuant to which all or substantially all of Galveston Bay Pipeline's rights, titles and interests in and to all or substantially all of the GB Pipeline Facility are conveyed and concurrently leased back by Galveston Bay Pipeline; and

                         (b) With respect to Galveston Bay Processing, (i) a
mortgage or deed of trust pursuant to which Galveston Bay Processing encumbers all or substantially all of its rights, titles and interests in and to all or substantially all of the GB Processing Facility for the purpose of securing Debt of Galveston Bay Processing, or (ii) a Capital Lease to which Galveston Bay Processing is party as lessee executed by Galveston Bay Processing in connection with the closing of a Sale and Leaseback transaction pursuant to which all or substantially all of Galveston Bay Processing's rights, titles and interests in and to all or substantially all of the GB Processing Facility are conveyed and concurrently leased back by Galveston Bay Processing.

                  "GB Pipeline Facility" means the dual 16 inch O.D. (gas) and 8 inch O.D. (oil) transmission pipelines, co-owned, as of the date of this Indenture, by Galveston Bay Pipeline and Davis Petroleum Pipeline L.L.C., that extend from Lot 12, Block 139 of the San Leon Townsite, Amos Edwards League Survey, Abstact 10, Galveston County, Texas, to the Eagle Point Platform (co-owned, as of the date of this Indenture, by the Company and Davis

Petroleum Corp.) in State Tract 331, Galveston Bay, Texas, including the real property, interests in real property, and the personal property, plant and equipment associated with such pipelines.

                  "GB Processing Facility" means the property, plant and equipment comprising the hydrocarbon processing facility owned and operated by Galveston Bay Processing at Winnie, Texas (including the real property and interests in real property, situated in Winnie, Jefferson County, Texas, associated with such facility).

                  "Headquarters Facility" means the real property (including the improvements thereon, the fixtures, other than trade fixtures, affixed or attached thereto, and the personal property used in connection with the operation thereof) owned by the Company and located at 1300 North Sam Houston Parkway East, Houston, Texas.

                  "Hedging Subsidiary" means a Subsidiary of the Corporation engaged solely in the business of facilitating Permitted Hedging Transactions with the Corporation or any of its Subsidiaries.

                  "Hydrocarbons" means oil, natural gas, condensate, and natural gas liquids.

                  "Indenture" means the Indenture dated as of March 15, 2000, by and between the Corporation, as issuer, and Firstar Bank, N.A., as Trustee, with respect to 15% Senior Secured Notes due 2005.

                  "Interest Rate or Currency Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars, puts and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates.

                  "Inventory" means and includes, as to any Person, such Person's now owned or hereafter acquired inventory (as such term is defined in the Uniform Commercial Code), including without limitation, casing, drill pipe and other supplies accounted for as inventory by the Corporation on its consolidated financial statements (excluding any Hydrocarbons), all proceeds thereof (from insurance or otherwise), and all documents of title, books, records, ledger cards, files, correspondence, and computer files, tapes, disks and related data processing software that at any time evidence or contain information relating to the foregoing.

                  "Investment" by any Person in or with respect to any other Person means (without duplication) (a) the acquisition (whether for cash, property, services, securities or otherwise) of Capital Stock, bonds, notes, debentures, partnership or other ownership interests or other securities issued by such other Person or any agreement to make any such acquisition; (b) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) and (without duplication) any amount committed to be advanced, loaned or extended to such other Person; (c) other than as permitted under Article XIII of the Indenture, the entering into of any guarantee of, or other credit support or contingent obligation with respect to, Debt or other liability of such other Person; (d) the entering into of any Swap Obligation with such other Person; or (e) the making of any capital contribution by such Person to such other Person.

                  "Investment Grade Rating" means, with respect to any Person or issue of debt securities or preferred stock, a rating in one of the four highest letter rating categories (without regard to "+" or "-" or other modifiers) by any rating agency or if any such rating agency has ceased using letter rating categories or the four highest of such letter rating categories are not considered to represent "investment grade" ratings, then the comparable "investment grade" ratings (as designated by any such rating agency).

                  "Issue Date" means the date of first issuance of the Senior Secured Notes under the Indenture.

                  "Lien" means any mortgage, lien, pledge, charge, security interest, or other encumbrance of any kind, regardless of whether filed, recorded, or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease deemed to constitute a security interest under the applicable Uniform Commercial Code, the Lessor's interest under a Capital Lease, and any option or other agreement to give any security interest).

                  "Market Price" means (i) if the Common Stock is listed on any securities exchange, quoted in the Nasdaq National Market, or quoted in the over-the-counter market, the Closing Price of the Common Stock averaged over the 5 consecutive trading days ending on the date immediately prior to the date as of which the Market Price is to be determined, or (ii) if the Common Stock is not listed on any securities exchange, quoted in the Nasdaq National Market, or quoted in the over-the-counter market, the fair value of the Common Stock determined by agreement between the Corporation and the holders of a majority of the outstanding Senior Preferred Stock or, if they are unable to reach agreement within a reasonable period of time, the fair value of the Common Stock as determined by an independent appraiser selected by the holders of the Senior Preferred Stock (which appraiser shall be a nationally recognized investment banking firm or "big 5" accounting firm, and the fees and expenses of such appraiser shall be borne by the Corporation), which determination shall be final and binding upon the Corporation and the holders of the outstanding Senior Preferred Stock.

                  "Moody's" means Moody's Investors Service, Inc.

                  "Mortgage" means each mortgage, deed of trust, trust deed, deed to secure debt, assignment, assignment of production, security agreement, financing statement or similar document, however styled, executed by the Corporation and/or any one or more of the Guarantors, or any other Person, for the benefit of the Holders primarily for the purpose of creating or granting a Lien on real property and/or Hydrocarbons, or any interests therein (but excluding Equipment, Inventory and Receivables, which shall be excepted from the Lien thereof), to secure all or any part of (a) the obligations of the Corporation pursuant to the Indenture, any one or more of the Security Documents, and/or the Senior Secured Notes, and/or (b) the obligations of such Guarantor under its Guarantee.

                  "Net Cash Proceeds" means an amount equal to the aggregate amount of cash received by the Corporation and its Subsidiaries in respect of an Asset Sale, less the sum of (i) all reasonable out-of-pocket fees, commissions, and other expenses incurred in connection with such Asset Sale, including the amount (estimated in good faith by the Corporation) of income, franchise, sales and other applicable taxes to be paid, payable or accrued by the Corporation or any Subsidiary of the Corporation (in each case as estimated in good faith by the Corporation or such Subsidiary without giving effect to tax attributes unrelated to such Asset Sale) in connection with such Asset Sale, (ii) the aggregate amount of cash so received which is used to retire any then existing Debt of the Corporation or its Subsidiaries (other than the Senior Secured Notes), as the case may be, which is required by the terms of such Debt to be repaid in connection with such Asset Sale, and (iii) in the case of a GB Facility Asset Sale, the aggregate amount of cash so received that is used to retire any then-existing Debt secured by such assets as are so conveyed, sold, transferred or otherwise disposed of.

                  "Net GB Financing Proceeds" means an amount equal to the aggregate amount of cash received by the Company and by Galveston Bay Pipeline or Galveston Bay Processing, as the case may be, in respect of a GB Facility Financing to which Galveston Bay Pipeline or Galveston Bay Processing, as the case may be, is a party as borrower or mortgagor, less the sum of (i) all reasonable out-of-pocket fees, commissions, and other expenses incurred in connection with such GB Facility Financing, including the amount (estimated in good faith by the Company) of income, franchise, sales and other applicable taxes to be paid, payable or accrued by the Company or by Galveston Bay Pipeline or Galveston Bay Processing, as the case may be (in each case as estimated in good faith by the Company or by Galveston Bay Pipeline or Galveston Bay Processing, as the case may be, without giving effect to tax attributes unrelated to such GB Facility Financing), in connection with such GB Facility Financing, (ii) the aggregate amount of cash so received which is used to retire any then existing Debt of the Company or its Subsidiaries (other than the Notes), as the case may be, which is required by the terms of such Debt to be repaid in connection with such GB Facility Financing, (iii) the aggregate amount of cash so received which is used to retire any then existing Debt (other than the Notes) that is secured by assets of Galveston Bay Pipeline or Galveston Bay Processing, as the case may be, and (iv) the aggregate amount of cash so received which is used to retire indebtedness of the Company in respect of Allowed Priority Tax Claims under the Plan, Allowed Claims of prepetition secured creditors in class 2 under the Plan, and Allowed Claims of prepetition secured creditors in class 6B under the Plan.

                  "Net Proceeds" means (a) in the case of any sale by a Person of Qualified Capital Stock, the aggregate net cash proceeds received by such Person from the sale of Qualified Capital Stock (other than to a Subsidiary) after payment of reasonable out-of-pocket expenses, commissions and discounts incurred in connection therewith, and (b) in the case of any exchange, exercise, conversion or surrender of any outstanding securities or Debt of such Person for or into shares of Qualified Capital Stock of such Person, the net book value of such outstanding securities as adjusted on the books of such Person or Debt of such Person to the extent recorded in accordance with GAAP, in each case, on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder of such Debt or securities to such Person upon such exchange, exercise, conversion or surrender and less (i) any and all payments made to the holders of such Debt or securities and (ii) all other expenses incurred by such Person in connection therewith, in each case, in so far as such payments or expenses are incident to such exchange, exercise, conversion, or surrender).

                  "Non-Officer Affiliate" means, as to any specified Person, any Affiliate of such Person that is not an Officer Affiliate of such Person.

                  "Note Redemption" means a redemption of Senior Secured Notes by the Corporation pursuant to Article III of the Indenture.

                  "Note Repurchase" means a purchase of Senior Secured Notes by the Corporation pursuant to the provisions of Section 4.14(b) et seq. of the Indenture.

                  "Officer Affiliate" means, as to any specified Person, any other Person who is an Affiliate of such specified Person by reason of such other Person's inclusion within the class of Persons described in clause (iii) of the definition of the term "Affiliate" set forth herein, whether or not such other Person is included within either or both of the classes of Persons described in clauses (i) and (ii) of the definition of the term "Affiliate" set forth herein and any Affiliate of such other Person (other than the Corporation or its Subsidiaries).

                  "Outstanding" Securities. The term "outstanding", when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation, or a subsidiary thereof.

                  "Permitted Hedging Transactions" means non-speculative transactions in futures, forwards, swaps or option contracts (including both physical and financial settlement transactions) engaged in by the Corporation or its Subsidiaries as part of their normal business operations as a risk-management strategy or hedge against adverse changes in the prices of natural gas, condensate, or oil; provided, however, that such transactions do not, on a monthly basis, relate to more than 90% of the Company Entities' average net hydrocarbon production (mcfe) per month for the most recent 3-month period measured at the time of such incurrence; and, provided further, that, at the time of such transaction (i) the counterparty to any such transaction is an Eligible Institution or a Person that has an Investment Grade Rating, or (ii) such counterparty's obligation pursuant to such transaction is unconditionally guaranteed in full by, or secured by a letter of credit issued by, an Eligible Institution or a Person that has an Investment Grade Rating.

                  "Permitted Investment" means, when used with reference to the Corporation and its Subsidiaries, (i) trade credit extended to Persons in the ordinary course of business; (ii) purchases of Cash Equivalents; (iii) Investments by the Corporation or its wholly owned Subsidiaries in wholly owned Subsidiaries of the Corporation; (iv) Swap Obligations; (v) the receipt of Capital Stock in lieu of cash in connection with the settlement of litigation;
(vi) advances to officers and employees in connection with the performance of their duties in the ordinary course of business in an amount not to exceed $500,000 in the aggregate outstanding at any time; (vii) margin deposits in connection with Permitted Hedging Transactions; (viii) Investments and expenditures made in the ordinary course of business by the Corporation and its Subsidiaries, and of a nature that, at the time of expenditure, is customary in the oil and gas business as a means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil or gas through agreements, transactions, interests or arrangements which permit a Person to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the oil and gas business jointly with third parties, including, without limitation, (a) ownership interests in oil and gas properties or gathering systems and (b) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements with third parties; provided, however, that in the case of any joint venture engaged in processing, gathering, marketing or transporting oil or gas, (1) all Debt of such joint venture that would not otherwise constitute Debt of one of the Company Entities shall be deemed Debt of the Corporation in proportion to its direct or indirect ownership interest in such joint venture, and (2) such joint venture shall be reasonably anticipated, at the time of Investment, to enhance the value of the reserves of the Company Entities or marketability of production from such reserves; (ix) the Guarantee and any guaranty by the Corporation or any Subsidiary of the Corporation that is permitted under
Section 8(g)(vi); (x) deposits permitted by the definition of Permitted Liens or any extension, renewal, or replacement of any of them, (xi) an Investment in Capital Stock resulting from an Asset Sale pursuant to Section 8(j); and (xii) other Investments, provided, however, that such Investments do not exceed $1 million in the aggregate at any time.

                  "Permitted Liens" means (a) Liens imposed by governmental authorities for taxes, assessments, or other charges not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of any of the Company Entities in accordance with GAAP; (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, mineral interest owners, or other like Liens arising by operation of law in the ordinary course of business, provided, however, that (1) the underlying obligations are not overdue for a period of more than 45 days, or (2) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of any of the Company Entities in accordance with GAAP; (c) pledges of assets or deposits of cash or Cash Equivalents to secure (1) the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (or to secure reimbursement obligations or letters of credit in support of such bonds) in an aggregate amount not in excess of 5% of the SEC PV10 indicated on the Corporation's most recent Reserve Report at the time such pledges or deposits are made, (2) appeal or supercedeas bonds (or to secure reimbursement obligations or letters of credit in support of such bonds) in an amount not to exceed $10 million at any one time outstanding, or (3) pledges or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance, and other types of social security legislation, property insurance and liability insurance; (d) Liens encumbering customary initial deposits and margin deposits securing Swap Obligations or Permitted Hedging Transactions and Liens encumbering contract rights under Permitted Hedging Transactions; (e) pledges of assets to secure margin obligations, settlement obligations, reimbursement obligations or letters of credit in connection with Permitted Hedging Transactions; provided, however, that, at the time such pledge is made (or, if such pledge secures future Permitted Hedging Transactions, at the time any such Permitted Hedging Transaction is entered into), the maximum aggregate exposure under such Permitted Hedging Transactions does not exceed the greater of (1) $10 million or (2) 5% of the SEC PV10 indicated on the Corporation's then most recent Reserve Report; (f) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto (as such property is used by any of the Company Entities) or materially interfere with the ordinary conduct of the business of any of the Company Entities; (g) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an event of default with respect thereto; (h) (1) Liens securing Debt or other obligations not in excess of $3 million, and (2) Liens existing on the date of the Indenture and (3) Liens (including extensions and renewals thereof) encumbering assets owned by Galveston Bay Processing or Galveston Bay Pipeline to secure a GB Facility Financing; (i) Liens securing (1) Allowed Priority Tax Claims under the Plan, (2) Allowed Claims in classes 2, 5, 6A or 6B under the Plan, (3) Debt incurred pursuant to Section 8(g)(x), or (4) refinancing Debt incurred pursuant to Section 8(g)(vii) with respect to Liens described in subsections (1), (2) or
(3) of this clause; (j) Liens granted on (1) Equipment to the extent granted to secure Debt incurred pursuant to Section 8(g) or (2) Inventory, or (3) Receivables; (k) Liens constituting or granted in connection with a Presale of Gas, provided, however, that all of the proceeds from such Presale of Gas shall be applied to a Note Repurchase or to a Note Redemption; (l) Liens created on, or Production Payments granted with respect to undivided interests in, acreage drilled or to be drilled pursuant to Drilling Programs, Hydrocarbons produced therefrom and the proceeds of such Hydrocarbons to secure or to provide provision for payment of the Company's obligations under such Drilling Programs, provided, however, that (1) the number of wells included in such program commenced in any fiscal year does not exceed 30 per fiscal year (plus the number of wells included in programs commenced in prior years but not yet completed), (2) such obligations are limited to a percentage of production from such wells, (3) such Liens survive only until the Person to whom such Lien was granted has received production with a value equal to the costs, expenses and fees related to property and services provided or paid for by such Person plus an agreed-upon interest component, and (4) such Liens secure obligations that are nonrecourse to each of the Corporation or its Subsidiaries; (m) Liens on the assets of any entity existing at the time such assets are acquired by any of the Company Entities, whether by merger, consolidation, purchase of assets or otherwise so long as such Liens (1) are not created, incurred or assumed in contemplation of such assets being acquired by any of the Company Entities and
(2) do not extend to any other assets of any of the Corporation or its Subsidiaries; (n) any extension, renewal, or replacement of Liens created pursuant to any of clauses (a) through (g), (k) through (m), or (q) through (s) of this definition, provided, however, that such Liens would have otherwise been permitted under such clauses, and provided further, that the Liens permitted by this clause (n) do not secure any additional Debt or encumber any additional property; (o) Liens constituting or securing (1) Royalty Payment Obligations and (2) Drilling Production Payments; (p) Liens on the assets of any of the Company Entities in favor of another Company Entity; (q) Liens on the proceeds of any property subject to a Permitted Lien (other than Net GB Financing Proceeds that are received directly by the Corporation or that are distributed to the Corporation by Galveston Bay Pipeline or Galveston Bay Property, as the case may be) or on deposit accounts containing any such proceeds; (r) Liens on the proceeds of any property that is not Collateral; (s) Liens (including extensions and renewals thereof) on real or personal property, acquired after the Issue Date ("New Property"); provided, however, that (1) such Lien is created solely for the purpose of securing Debt incurred to finance the cost (including the cost of improvements or construction) of New Property subject thereto and such Lien is created prior to or within six months after the later of the acquisition, the completion of construction, or the commencement of full operation of such New Property, (2) the principal amount of the Debt secured by such Lien does not exceed 100% of such cost including costs and fees related to the financing thereof, and (3) any such Lien shall not extend to or cover any property or assets other than such item of New Property, any improvements on such New Property and any throughput, capacity or similar agreements related to the operation of such New Property; (t) Liens of the Trustee under the Indenture; and (u) Liens under the Security Documents;
(v) Liens securing the Post Confirmation Credit Facility; and (w) Liens (including extensions and renewals thereof) on the Headquarters Facility, provided, however, that (1) such Liens are created solely for the purpose of securing Debt Incurred by the Company concurrently with the creation of such Liens, (2) the principal amount of the Debt secured by such Liens at the time of Incurrence does not exceed 100% of the Appraised Value of the Headquarters Facility as determined by an Appraisal dated not more than six (6) months prior to the date on which such Liens are created, and (3) any such Lien shall not extend to or cover any property or assets other than the Headquarters Facility and any leases and rents derived from the ownership and operation of the Headquarters Facility.

                  "Person" means any corporation, individual, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state, or political subdivision thereof, trust, municipality, or other entity.

                  "Plan" means the Corporation's Second Amended Plan of Reorganization, dated September 29, 1999, filed in the TransTexas Case, together with any amendments made at the Confirmation Hearing and incorporated therein, including, without limitation, the modifications set forth in the Company's Second Amended, Modified and Restated Plan of Reorganization, dated January 25, 2000, filed in the TransTexas Case and to which reference is made in the Confirmation Order, and together with any amendments or modifications made after the entry of the Confirmation Order in accordance with the provisions of Section 12.04 of the Plan or of any Plan Order.

                  "Plan Order" means the Confirmation Order or any other order entered in the TransTexas Case in accordance with the provisions of Section
12.04 of the Plan.

                  "Post Confirmation Credit Facility" means the $52,500,000 credit facility between the Company and the Post Confirmation Credit Facility Lenders, which credit facility is or will be secured by (a) Liens on the Shared Collateral ranking prior to the Liens securing the Notes, (b) Liens on Inventory and Receivables, and includes any extension, renewal, replacement or refunding of such credit facility.

                  "Post Confirmation Credit Facility Lenders" shall have the meaning specified in the Plan.

                  "Presale of Gas" means any advance payment agreement or other arrangement pursuant to which the Corporation or any Guarantor, having received full payment of the purchase price for a specified quantity of Hydrocarbons prior to the first scheduled date of delivery, is required to deliver, in one or more installments subsequent to the date of such agreement or arrangement, such quantity of Hydrocarbons to the purchaser of such Hydrocarbons pursuant to and during the term of such agreement or arrangement; provided, however, that the term "Presale of Gas" shall not include (i) any such agreement or other arrangement covering deliveries of Hydrocarbons for a period not exceeding three calendar months and pursuant to which the Corporation or such Guarantor has received full payment of the purchase price within 120 days of the last scheduled date of delivery, (ii) a transaction to the extent and only to the extent that it results in the creation of any Permitted Lien under clauses (l) or (o) of the definition of "Permitted Liens," (iii) Permitted Hedging Transactions, or (iv) an Asset Sale involving Hydrocarbon reserves.

                  "Production Payment" means a Dollar-Denominated Production Payment or a Volumetric Production Payment.

                  "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

                  "Receivables" means and includes, as to any Person, any and all of such Person's now owned or hereafter acquired Accounts, all products and proceeds thereof, and all books, records, ledger cards, files, correspondence, and computer files, tapes, disks or software that at any time evidence or contain information relating to such Person's Accounts.

                  "Registration Rights Agreement" means the Registration Rights Agreement dated as of March 15, 2000, by and among the Corporation and the Initial Holders.

                  "Related Business" means (i) the exploration for, acquisition of, development of, production, transportation, gathering, and processing (in connection with natural gas and natural gas liquids only) of, crude oil, natural gas, condensate, and natural gas liquids; provided, however, that the Related Business shall not include any refining or distilling of Hydrocarbons other than processing and fractionating natural gas and natural gas liquids,
(ii) the drilling and energy services business and pipeline services business,
(iii) owning and operating a Hedging Subsidiary, or (iv) owning or operating facilities designed for separation, dehydration, treatment, stabilization, processing or storage of Hydrocarbons and related operations.

                  "Reserve Report" means a report prepared by independent petroleum engineers with respect to Hydrocarbon reserves in accordance with guidelines published by the SEC.

                  "Restricted Investment" means any direct or indirect Investment by the Corporation or any Subsidiary of the Corporation other than a Permitted Investment.

                  "Restricted Payment" means, with respect to any Person, (i) any Restricted Investment, (ii) any dividend or other distribution on shares of Capital Stock of such Person or any Subsidiary of such Person, (iii) any payment on account of the purchase, redemption, or other acquisition or retirement for value of any shares of Capital Stock of such Person, and (iv) any defeasance, redemption, repurchase, or other acquisition or retirement for value, or any payment in respect of any amendment in anticipation of or in connection with any such retirement, acquisition, or defeasance, in whole or in part, of any Subordinated Debt, directly or indirectly, of such Person or a Subsidiary of such Person prior to the scheduled maturity or prior to any scheduled repayment of principal in respect of such Subordinated Debt; provided, however, that the term "Restricted Payment" does not include (i) any dividend, distribution, or other payment on shares of Capital Stock of a Person solely in shares of Qualified Capital Stock of such Person that is at least as junior in ranking as the Capital Stock on which such dividend, distribution, or other payment is to be made, (ii) any defeasance, redemption, repurchase or other acquisition or retirement for value of Capital Stock of a Person payable in or from any combination of (A) shares of Qualified Capital Stock of such Person and (B) the Net Proceeds of a concurrent sale of Qualified Capital Stock of such Person, in each case to the extent such Qualified Capital Stock is at least as junior in ranking as the Capital Stock retired, (iii) any dividend, distribution, or other payment to the Corporation from any of its Subsidiaries,
(iv) any defeasance, redemption, repurchase, or other acquisition or retirement for value, in whole or in part, of any Subordinated Debt of such Person payable in or from any combination of (A) shares of Qualified Capital Stock of such Person and (B) the Net Proceeds of a concurrent sale of Qualified Capital Stock, or both, (v) any dividends made pursuant to the certificate of designation of the Senior Preferred Stock, (vi) any deposits, payments or distributions made pursuant to and in accordance with the Plan or a Plan Order, or (vii) the redemption, purchase, retirement or other acquisition of any Debt, including any premium paid thereon, with the proceeds of any refinancing Debt permitted to be incurred pursuant to Section 8(g)(vii).

                  "Revolving Credit Facility" means any revolving credit facility, other than the Post Confirmation Credit Facility, between the Company, on the one hand, and any one or more banks or other lenders, on the other hand, and includes any revolving credit facility effected by the Company in extension, renewal, replacement or refunding of an existing revolving credit facility.

                  "Royalty Payment Obligations" means (i) royalties, overriding royalties (including those granted in connection with Drilling Programs), revenue interests, net revenue interests, net profit interests, and reversionary interests, (ii) the interests of others in pooling or unitization agreements, production sales contracts and operating agreements, (iii) Liens arising under, in connection with or related to farm-out, farm-in, joint operating, pooling, unitization or area of mutual interest agreements or other similar or customary arrangements, agreements or interests, and (iv) similar burdens on the property of the Corporation or any Subsidiary of the Corporation; each as incurred in the ordinary course of business and to the extent such burdens are limited in recourse to (x) the properties subject to such interests or agreements, (y) the Hydrocarbons produced from such properties, and (z) the proceeds of such Hydrocarbons.

                  "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

                  "Sale and Leaseback Transaction" means an arrangement relating to property owned on the Issue Date or thereafter acquired whereby the Corporation or a Subsidiary of the Corporation transfers such property to a Person and leases it back from such Person pursuant to a Capital Lease.

                  "Security Agreement" means each security agreement, pledge agreement, assignment, financing statement or similar document, however styled, executed by the Corporation, or any other Person, for the benefit of the Holders primarily for the purpose of creating or granting a Lien on personal property (other than Inventory and Receivables), which shall be excepted from the Lien thereof) to secure all or any part of (a) the obligations of the Corporation pursuant to the Indenture, any one or more of the Security Documents, and/or the Senior Secured Notes.

                  "Security Documents" means (a) each Mortgage, each Security Agreement, and each other agreement relating to the mortgage, pledge or assignment of assets to secure all or any part of the obligations of the Corporation pursuant to the Indenture, any one or more of the Security Documents, and/or the Senior Secured Notes, whether executed before, on or after the Issue Date, and (b) each Intercreditor Agreement.

                  "Senior Secured Notes" means the 15% Senior Secured Notes due 2004, as supplemented from time to time in accordance with the terms hereof, issued under the Indenture.

                  "Services Agreement" means the Services Agreement among TNGC Holdings and its Subsidiaries, as in effect on the Issue Date.

                  "Shared Collateral" means the Collateral securing the Senior Secured Notes and the Post Confirmation Credit Facility.

                  "Southern" means Southern Producer Services, L.P.

                  "Subordinated Debt" means Debt that (i) requires no payment of principal prior to or on the date on which all principal of and interest on the Senior Secured Notes is paid in full, and (ii) is subordinate and junior in right of payment to the Senior Secured Notes in the event of a liquidation.

                  "Subsidiary" with respect to any Person, means (i) a corporation with respect to which such Person or its Subsidiaries owns, directly or indirectly, at least fifty percent of such corporation's Capital Stock with voting power, under ordinary circumstances, to elect directors, or
(ii) a partnership in which such Person or a subsidiary of such Person is, at the time, a general partner of such partnership and has more than 50% of the total voting power of partnership interests entitled (without regard to the occurrence of any contingency) to vote in the election of managers thereof, or
(iii) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has the power to elect or direct the election of a majority of the directors or other governing body of such other Person; provided, however, that a joint venture an investment in which would constitute a Permitted Investment under clause (viii) of the definition thereof shall not be deemed a Subsidiary.

                  "Swap Obligation" of any Person means any Interest Rate or Currency Agreement entered into with one or more financial institutions or one or more futures exchanges in the ordinary course of business and not for purposes of speculation that is designed to protect such Person against fluctuations in (x) interest rates with respect to Debt incurred and which shall have a notional amount no greater than 105% of the principal amount of the Debt being hedged thereby, or (y) currency exchange rate fluctuations.

                  "TCW" means, collectively, TCW Portfolio No. 1555 DR V Sub-Custody Partnership, L.P., and TCW DR VI Investment Partnership, L.P.

                  "TCW/Southern" means Southern and TCW, together with their successors and assigns as owners of the TCW/Southern Production Payment.

                  "TCW/Southern Order" means the Order of the Bankruptcy Court dated February 2, 2000, in case No. 99-21550-C-11, in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division, approving TCW/Southern Production Payment Transaction.

                  "TCW/Southern Production Payment" means the Drilling Production Payment conveyed, as contemplated by the TCW/Southern Order and as part of the TCW/Southern Production Payment Transaction, by Borrower to TCW/Southern pursuant to that certain Production Payment Conveyance dated as of March 14, 2000, as from time to time supplemented and amended.

                  "TCW/Southern Production Payment Transaction" means the "Production Payment Transaction" defined and described in, and approved by, the TCW/Southern Order.

                  "TNGC Holdings" means TNGC Holdings Corporation, a Delaware corporation.

                  "Uniform Commercial Code" means the Uniform Commercial Code as in effect in the State of New York.

                  "Vehicles" means all trucks, automobiles, trailers and other vehicles covered by a certificate of title.

                  "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

                  "Voting Stock" means Capital Stock of a Person having generally the right to vote in the election of directors of such Person.

                  "Weighted Average Life" means, as of the date of determination, with respect to any debt instrument, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such debt instrument multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

                  10. New Issuances of Senior Preferred Stock. After the date that shares of Senior Preferred Stock are first issued, no new shares of Senior Preferred Stock shall be issued other than to pay PIK Dividends in accordance with Section 3.

                  11. Headings. The headings of the paragraphs, subparagraphs, clauses, and sub-clauses of this Certificate of Designations are for convenience of reference only and shall not define, limit, or affect any of the provisions hereof.

                  IN WITNESS WHEREOF, TransTexas Gas Corporation has caused this certificate to be signed by its Vice President, Chief Financial Officer and Secretary, and Assistant Secretary, respectively, this 15th day of March, 2000.


                     /s/ Ed Donahue
                     ----------------------------------------------------------
                     Ed Donahue, Vice President, Chief Financial
                     Officer and Secretary






                     /s/ Ann F. Gullion
                     ----------------------------------------------------------
                     Ann Gullion, Assistant Secretary